EXHIBIT 99.1


LOS ANGELES--(BUSINESS WIRE)--Ericson Core ("Invincible") is attached to direct a biopic "Dance The Green" on golf legend Moe Norman. Belltower Films' Nina Yang will produce, alongside Claire Kupchak and Academy Award winner Barry Morrow ("Rain Man"), who also penned the script.

Norman's story begins in depression-era Kitchener, Ontario, where a sledding accident turns young Moe from a normal kid into a brain-addled loner prone to repetitive phrases and nervous laughter. In secret, he begins practicing, developing his own unorthodox swing. Tiger Woods once stated, "Only two golfers have ever truly owned their swings," and one of them was Moe Norman.

Known for garnering over US$100 million in domestic sales for the Mark Wahlberg starrer "Invincible," director Ericson Core sees Moe Norman as the "beautiful loser" and envisions a young but experienced actor who can pull off the complexities of this character set in the 1960s. Morrow spent time with Norman while he was still alive and is able to capture the true essence of an eccentric but lovable man.

Robert Hariri and Belltower's Donald K. Bell will executive produce.

Belltower Films has several other projects in development including "A Kid for Christmas," to be shot in Shanghai, China.

Core is repped by David Gersh at The Gersh Agency.



CONTACT:
For Belltower Entertainment
Nina Yang, 877-355-1388
email: inquiry@belltowerfilms.com